                                                                     Exhibit k.2

                      Transfer Agency and Service Agreement
                                     Between
                        Tortoise Gas and Oil Corporation
                                       and
                        Computershare Trust Company, N.A.
                                       and
                               Computershare Inc.

                                                                               2

AGREEMENT made as of the 19th day of June, 2007 by and between Tortoise Gas and
Oil Corporation, a corporation, having its principal office and place of business at 10801 Mastin Boulevard, Overland Park, Kansas (the "Company"), and
Computershare Inc., a Delaware corporation, and its fully owned subsidiary
Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton,
Massachusetts 02021 (collectively, the "Transfer Agent" or individually,
"Computershare" and the "Trust Company", respectively).

     WHEREAS, the Company desires to appoint the Trust Company as sole transfer agent, registrar and administrator of its dividend reinvestment plan or direct stock purchase plan, and Computershare as dividend disbursing agent and processor of all payments received or made by Company under this Agreement;

     WHEREAS, the Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, the Trust Company may arrange for Computershare to act on behalf of the Trust Company in providing certain of its services covered by this Agreement; and

     WHEREAS, the Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  CERTAIN DEFINITIONS.

1.1 "Account" shall mean the account of each Shareholder which holds any full or fractional shares of stock held by such Shareholder, outstanding funds, or reportable tax information.

1.2 "Agreement" shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 "Services" shall mean all services  performed by the Transfer Agent pursuant to this Agreement.

1.4 "Shares" shall mean Company's common stock, par value $0.001 per share, and
Company's preferred stock, par value $_____ per share, authorized by the
Company's Articles of Incorporation, and other classes of Company's stock to be designated by the Company in writing and which the Transfer Agent agrees to service under this Agreement.

1.5 "Shareholder" shall mean the holder of record of Shares.

1.6 "Shareholder Data" shall mean all information maintained on the records database of the Transfer Agent concerning Shareholders.

1.7 "Plans" shall mean any dividend reinvestment, direct stock purchase, or other investment programs administered for the Company.

2.  APPOINTMENT OF AGENT.

2.1 Appointments. The Company hereby appoints the Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to the Trust Company and as dividend disbursing agent and processor of all payments received or made by or on behalf of the Company under this Agreement, and the Trust Company and Computershare accept the respective appointments.

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2.2 Documents. In connection with the appointing of the Trust Company as the transfer agent and registrar for the Company, the Company has provided or will provide the attached appointment and corporate authority documents to the
Transfer Agent:

     (a)  Copies of resolutions appointing the Trust Company as the transfer agent;

     (b)  Copies of registration statements and amendments thereto, filed with the Securities and Exchange Commission, for initial public offerings;

     (c)  Specimens of all forms of outstanding stock certificates for Shares, in forms approved by the Board of Directors of the Company, with a certificate of the Secretary of the Company as to such approval;

     (d)  Specimens of the signatures of the officers of the Company authorized to sign stock certificates and authorized to sign written instructions and requests;

     (e)  An opinion of counsel for the Company addressed to both the Trust
          Company and Computershare with respect to:

          (i)  The Company's organization and existence under the laws of its state of organization;

          (ii) The status of all Shares of the Company covered by the appointment under the Securities Act of 1933, as amended (the
               "1933 Act"), and any other applicable federal or state statute;
               and

          (iii) That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable;

     (f)  A copy of the Articles of Incorporation and By-Laws of the Company;

     (g)  Copies of all material amendments to the Articles of Incorporation or
          By-Laws of the Company made after the date of this Agreement, promptly after such amendments are made; and

     (h)  A certificate of the Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued
          Shares relating to the exercise of options.

2.3 Records. Transfer Agent may adopt as part of its records all lists of holders, records of Company's stock, books, documents and records which have been employed by any former agent of Company for the maintenance of the ledgers for the Shares, provided such ledger is certified by an officer of Company or the prior transfer agent to be true, authentic and complete. The Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable and in compliance with applicable law. The Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of the Company and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to the
Company on and in accordance with its request.

2.4 Shares. Company shall, if applicable, inform Transfer Agent as to (i) the existence or termination of any restrictions on the transfer of Shares and the application to or removal from any stock certificate of any legend restricting the transfer of such Shares or the substitution for such certificate of a certificate without such legend, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange, (iv) reserved Shares subject to option and the details of such reservation, and (v) special instructions regarding dividends and information of foreign Shareholders.

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2.5 Certificates. Company shall deliver to Transfer Agent an appropriate supply of stock certificates, which certificates shall provide a signature panel for use by an officer of or authorized signor for Transfer Agent to sign as transfer agent and registrar, and which shall state that such certificates are only valid after being countersigned and registered, or provide Transfer Agent with documentation required to print on demand stock certificates, as the case may
be.

3.  STANDARD SERVICES.

3.1 Share Services. The Transfer Agent shall perform the following Share
Services:

     (a)  issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder Account;

     (b)  effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation; and

     (c) Replacement Certificates. The Transfer Agent shall issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of an open penalty surety bond satisfactory to it and holding it and the Company harmless, absent notice to the Company and the Transfer Agent that such certificates have been acquired by a bona fide purchaser. The Transfer
         Agent may, at its option, issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity. Further, the Transfer Agent may, at its sole option, accept indemnification from the Company to issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

3.2 Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with applicable law and shall comply with Rule 17 Ad-17 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for lost shareholders.

3.3 Computer Services. The Transfer Agent shall provide the following computer
Services:

     (a)  Shareholder Internet Services. The Transfer Agent shall provide internet access to Company's Shareholders through Transfer Agent's web site, www.computershare.com ("Shareholder Internet Services"), pursuant to its established procedures ("Security Procedures") to allow Shareholders to view their Account information and perform certain on-line transactions. The Shareholder Internet Services are provided "as is," on an "as available" basis, and Transfer Agent hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Notwithstanding the foregoing, in providing
          Shareholder Internet Services, the Transfer Agent will comply with all applicable laws concerning consent to deliver and delivery of documents electronically.

     (b)  Issuer Online. Transfer Agent shall provide Company with access to
          Shareholder Data maintained on the Transfer Agent's databases and computer system through the Internet ("Issuer Online") subject to the terms and conditions set forth herein and pursuant to the Transfer
          Agent's established procedures, to be provided to the Company.

     (c)  Proprietary Information. The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by
          Transfer Agent as part of Issuer Online, or otherwise, is under the control and ownership of the Transfer Agent or other third party
          (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, "Proprietary
          Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary

                                                                               5

          Information be deemed Shareholder Data. The Company agrees to treat all Proprietary Information as confidential in accordance with the provisions of Section 12 of this Agreement.

     (d)  Third Party Content. Organizations from which the Transfer Agent may obtain certain data included in the Services are solely responsible for the contents of such data and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third party data, including, but not limited to, the accuracy thereof.

     (e)  Employees and Agents. Each party shall take reasonable efforts to advise its employees and agents of their respective obligations pursuant to this Section 3.3.

4. DIVIDEND REINVESTMENT PLAN SERVICES.

4.1 The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which
Computershare has been appointed as agent by Company, and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).

4.2 The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Dividends. Upon receipt of a written notice from the
President, any Vice President, Secretary, Assistant Secretary, Treasurer or
Assistant Treasurer of Company declaring the payment of a dividend,
Computershare shall disburse such dividend payments provided that in advance of the applicable check mailing date, Company furnishes Computershare with sufficient funds. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify
Transfer Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441,
1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

5.4 Plan Payments. Company hereby authorizes Computershare to receive all payments made to the Company (i.e. optional cash purchases) or the Transfer
Agent under the Plans and make all payments required to be made under such
Plans, including all payments required to be made to the Company.

5.5 Bank Accounts. The Company acknowledges that the bank accounts maintained by
Computershare in connection with the Services will be in Computershare's name and that Computershare may receive investment earnings in connection with the investment at Computershare's risk and for its benefit of funds held in those accounts from time to time.

                                                                               6

6. OPTIONAL SERVICES.

6.1 Optional Services To the extent that Company elects to engage any entity other than the Transfer Agent ("Company Vendor") to provide any of the services listed below, the Company shall give the Transfer Agent the right of first refusal to provide such services upon the same terms and fees as the Company
Vendor:

     (a)  Employee Stock Purchase or Option Plan services; and
     (b)  Corporate Actions services (including, inter alia, odd lot buy backs, exchanges, mergers, redemptions, subscriptions, capital
          reorganizations, coordination of post-merger services and special meetings).

6.2 In the event that the Company Vendor provides the services set forth in
Section 6.1, the Company shall pay the Transfer Agent its standard fees and expenses charged by the Transfer Agent for Services rendered to support the above Services rendered by the Company Vendor for the benefit of the Company.

7.  FEES AND EXPENSES.

7.1 Fee and Service Schedules. Company agrees to pay Transfer Agent the fees for
Services performed pursuant to this Agreement as set forth in the Fee and
Service Schedule attached hereto and incorporated herein, for the initial term of the Agreement (the "Initial Term"). Sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming
Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2 Out-of-Pocket Expenses. In addition to the fees paid under Section 7.1 above, the Company agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses incurred by the Transfer Agent as set out in the Fee and
Service Schedule attached hereto.

7.3 Invoices. The Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Company may only withhold that portion of the fee or expense subject to the good faith dispute. The Company shall settle such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments.

     (a)  If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid within 45 days after receipt of such invoice, the Company shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to eighteen percent (18%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

     (b)  The failure by Company to pay an invoice within 90 days after receipt of such invoice shall constitute a material breach pursuant to Section
          13.4(a) below. The Transfer Agent may terminate this Agreement for such material breach upon 30 days written notice provided to the
          Company which breach has not been cured within 10 days of receipt of such notice.

7.5 Overtime Charges. Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

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8.  REPRESENTATIONS AND WARRANTIES.

8.1 Representations and Warranties of Transfer Agent. The Transfer Agent
represents and warrants to the Company that:

     (a)  Governance. The Trust Company is a federally chartered limited purpose national bank duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Transfer Agent enforceable against
          Transfer Agent in accordance with its terms;

     (b)  Compliance with Laws. The execution, delivery and performance of this
          Agreement by Transfer Agent will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Transfer Agent, (iii) the organizational documents or by-laws of the Transfer Agent, or (iv) any material agreement to which Transfer Agent is a party;

     (c)  Company's Agent. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of
          Company.

8.2 Representations and Warranties of Company. The Company represents and warrants to the Transfer Agent that:

     (a)  Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and it has full power, authority and legal right to enter into and perform this
          Agreement. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms;

     (b)  Compliance with Laws. The execution, delivery and performance of this
          Agreement by Company will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to, (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Company, (iii) the incorporation documents or by-laws of the Company, (iv) any material agreement to which Company is a party, or (v) exchange rules; and

     (c)  Securities Act of 1933. A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all the Shares of the Company being offered for sale except for any
          Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; information to the contrary will result in immediate notification to the Transfer Agent by Company.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY.

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9.1 Company Indemnity. The Company shall indemnify and hold the Transfer Agent harmless from and against, and the Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to:

     (a)  all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct or the breach of any representation or warranty of the Transfer Agent hereunder;

     (b)  The Company's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Company hereunder;

     (c)  The reliance or use by the Transfer Agent or its agents or subcontractors of any information, records, data, and documents which have been prepared and/or maintained by the Company or any other person or firm on behalf of the Company and provided to the Transfer
          Agent or its agents or subcontractors. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar or any current registrar where the Transfer
          Agent is not the current registrar;

     (d)  The reliance or use by the Transfer Agent or its agents or subcontractors of (i) any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders, and (ii) electronic instructions from
          Shareholders submitted through the Shareholder Internet Services, from
          Company through Issuer Online, or through any other electronic means pursuant to security procedures established by the Transfer Agent;

     (e)  The negotiation and processing of all checks, including checks made payable to Shareholders or prospective shareholders that are tendered to the Transfer Agent for the purchase of Shares (commonly known as
          "third party checks"); and

     (f)  The recognition, acceptance, or processing by the Transfer Agent of stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of the Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

9.2 Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time the Transfer
Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Transfer Agent or the Company with respect to any matter arising in connection with the Services to be performed by the Transfer
Agent under this Agreement, and Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

9.3 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to: (a) Transfer Agent's refusal or failure to comply with the terms of this Agreement, (b) Transfer
Agent's negligence or willful misconduct, or (c) Transfer Agent's breach of any representation or warranty hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that Transfer
Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Transfer Agent as fees and charges, but not including reimbursable expenses, during the thirty-

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six (36) months immediately preceding the event for which recovery from the
Transfer Agent is being sought.

9.4 Notice. In order that the indemnification provisions contained in this
Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party's prior written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party's written consent.

10. DAMAGES.

No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11. RESPONSIBILITIES OF THE COMPANY.

11.1 The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may reasonably be required by the Transfer Agent for the carrying out, or performing by the
Transfer Agent of the provisions of this Agreement.

11.2 Notification. Company shall notify Transfer Agent as soon as possible in advance of any stock split, stock dividend or similar event which may affect the
Shares, and of any bankruptcy, insolvency, moratorium or other proceeding regarding Company affecting the enforcement of creditors' rights.
Notwithstanding any other provision of this Agreement to the contrary, Transfer
Agent will have no obligation to perform any Services under this Agreement subsequent to the commencement of any bankruptcy, insolvency, moratorium or other proceeding regarding Company affecting the enforcement of creditors'
rights unless Transfer Agent receives assurance satisfactory to it that it will receive full payment for such Services.

12. CONFIDENTIALITY.

12.1 Definition. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development, Company information, Shareholder information (including any non-public information of such Shareholder), Proprietary Information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Agreement (the
"Confidential Information") is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner's (or its affiliates') business. The parties shall treat the terms and conditions (but not the existence) of this Agreement as the
Confidential Information of the other party. Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d)
independently developed by one party without access to the Confidential
Information of the other.

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12.2. Use and Disclosure. All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party's consent. Each party will, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the
Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the "GLB Act"), the regulations promulgated thereunder or other applicable law. Each party will establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this
Agreement, the GLB Act or any other applicable privacy law. Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (a) ensure the security and confidentiality of the
Confidential Information; (b) protect against any threats or hazards to the security and integrity of the Confidential Information; and (c) protect against any unauthorized access to or use of the Confidential Information. To the extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 12.

12.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Computershare for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party will notify the other party to secure instructions from an authorized officer of such party as to the request and to enable the other party the opportunity to obtain a protective order or other confidential treatment. Each party expressly reserves the right, however, to disclose the
Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

12.4 Unauthorized Disclosure. As may be required by law and without limiting either party's rights in respect of a breach of this Section, each party will:

     (a)  promptly notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential
          Information by any person or entity that may become known to such party;

     (b)  promptly furnish to the other party full details of the unauthorized possession, use or disclosure; and

     (c)  promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential
          Information.

12.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 12.

13. TERM AND TERMINATION.

13.1 Term. The Initial Term of this Agreement shall be one (1) year from the date first stated above unless terminated pursuant to the provisions of this
Section 13. This Agreement will renew automatically from year to year (each a
"Renewal Term"), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or
Renewal Term, whichever is in effect.

13.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should Company desire to move any of its Services provided by the
Transfer Agent hereunder to a successor service

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provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of
Services on such prior date. In connection with the foregoing, should Services be converted to a successor service provider, the fees payable to the Transfer
Agent shall be calculated as if the Services had remained with the Transfer
Agent until the expiration of the then current Initial or Renewal Term and calculated at existing rates on the date notice of termination was given to the
Transfer Agent, and the payment of fees to the Transfer Agent as set forth herein shall be accelerated to the date prior to the conversion or termination of Services. This Section 13.2 shall not apply if the Transfer Agent is terminated for cause under Section 13.4 of this Agreement, or in the event of a liquidation of the Company. Once this Agreement is terminated, any and all other
Services provided by Transfer Agent for the Company will be deemed terminated on said date.

13.3 Expiration or Termination of Term. In the event of the expiration or termination of this Agreement by either party, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Company. Additionally, the Transfer Agent will charge a
de-conversion/transition fee in an amount equal to 10% of the aggregate fees incurred by Company during the immediately preceding twelve (12) month period, provided, however, such fee shall in no event be less than three thousand, seven hundred and fifty ($3,750.00) dollars.

13.4 Termination. This Agreement may be terminated in accordance with the following:

     (a)  at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other unaffiliated party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties;
          and

     (b)  by any party, at any time, in the event that during the term of this
          Agreement, a bankruptcy or insolvency proceeding is filed by or against any other unaffiliated party or a trustee or receiver is appointed for any substantial part of such other party's property (and in a case of involuntary bankruptcy, insolvency or receivership proceeding, there is entered an order for relief, or order appointing a receiver or some similar order or decree and such other party does not succeed in having such order lifted or stayed within sixty (60)
          days from the date of its entry), or such other party makes an assignment of all or substantially all of its property for the benefit of creditors or ceases to conduct its operations in the normal course of business.

14. ASSIGNMENT.

14.1 Consent. Except as otherwise provided in Section 14.2 below, neither this
Agreement nor any rights or obligations hereunder may be assigned or delegated by the Company or the Transfer Agent without the written consent of the other.

14.2 Affiliates. The Transfer Agent may, without further consent of the Company, upon notice to the Company, assign any of its rights and obligations hereunto to any affiliated transfer agent registered under Rule 17Ac2 promulgated under the
Exchange Act.

14.3 Sub-contractors. Transfer Agent may, without further consent of the
Company, subcontract with any affiliates, or may subcontract with unaffiliated subcontractors, for telephone and mailing services, as may be required from time to time; provided, however, that the Transfer Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15. UNAFFILIATED THIRD PARTIES.

Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than sub-contractors referenced in Section
14.3 above) such as, by way of example and not limitation, airborne services, the U.S.

                                                                              12

mails and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16. MISCELLANEOUS.

16.1 Notices. Any notice or communication by the Transfer Agent or the Company to the other is duly given if in writing and delivered in person or mailed by first class mail, postage prepaid, telecopier or overnight air courier guaranteeing next day delivery, to the other's address:

     If to the Company:               Tortoise Gas and Oil Corporation
                                      10801 Mastin Boulevard, Suite 222
                                      Overland Park, KS  66210
                                      Telecopy No. (913) 981-1021
                                      Attn:  Secretary

     If to the Transfer Agent:        Computershare Trust Company, N.A.
                                      c/o Computershare Inc.
                                      250 Royall Street
                                      Canton, MA  02021
                                      Telecopy No.: (781) 575-4210
                                      Attn:  General Counsel

16.2 No Expenditure of Funds. No provision of this Agreement shall require the
Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

16.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

16.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized or approved by a resolution of the Board of Directors of the Company.

16.5 Severability. If any term, provision, covenant or restriction of this
Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16.6 Governing Law. This Agreement shall be governed by the laws of the
Commonwealth of Massachusetts.

16.7 Force Majeure. Notwithstanding anything to the contrary contained herein, no party shall be liable to any other party for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

16.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Transfer Agent, the Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

                                                                              13

16.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

16.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

16.13 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                [The remainder of page intentionally left blank.]

                                                                              14

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc.
and Computershare Trust Company, N. A.         Tortoise Gas and Oil Corporation

On Behalf of Both Entities:

By:                                            By:
   ------------------------------                 ------------------------------

Name:                                          Name:
       --------------------------                   ----------------------------

Title:                                         Title:
        -------------------------                    ---------------------------

                                                                              15

================================================================================

              FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES

                                     between

                        TORTOISE GAS AND OIL CORPORATION

                                       and

                               COMPUTERSHARE INC.

                                       and

                        COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule is by and between, Computershare Inc.
("Computershare") and Computershare Trust Company, N.A. (the "Trust Company"),
(collectively, "Transfer Agent") and Tortoise Gas and Oil Corporation ("the
Company"), whereby the Transfer Agent will perform the following services for the Company. This Fee and Service Schedule ("Schedule") is an attachment to the
Agreement. Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

TERM

The fees set forth in this Schedule shall be effective for a period of one (1)
year, commencing from the effective date of June 19, 2007 (the "Initial Term").
Sixty (60) days before the expiration of the Initial Term or a Renewal Term, whichever is applicable, the parties to this Agreement will agree upon a Fee
Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon prior to the expiration of the then-current Term, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased (a)
by the change in the National Employment Cost Index for Service Producing
Industries (Finance, Insurance, Real Estate) for the preceding year of the contract, as published by the Bureau of Labor Statistics of the United States
Department of Labor; or (b) to the Transfer Agent's minimum fees then in effect, whichever is greater, provided that Transfer Agent shall provide information on such fees at least sixty (60) days prior to the expiration of then-current Term.

FEES

Initial Set-up Fee

There is a one-time set up fee of $1,500 to set-up the master file.

Ongoing Account Management*
This fee covers all administration of the services listed in the services section except as noted below. Out of pocket costs associated with providing these services will be charged separately.

$1000.00*         Per Month

         * If the average volume of transactions, inquiries, or telephone calls significantly increases during the term of this Agreement as a result of outside factors or unforeseen circumstances for which the Transfer
         Agent is not the proximate cause, the Transfer Agent and the Company shall negotiate an additional fee.

Direct Filing of Abandoned Property
    •    Annual administration            $1,500
    •    Due Diligence                    $3.00 per account
    •    State report fee                 $125 per report  ($25 for nil report)
    •    Account processed                $1.00 per account escheated

Lost Shareholder Services
    •    SEC Electronic Database Search   $3.00 per account searched

                                     Page 1

================================================================================

SERVICES

     Initial Public Offering Services
     •    Assignment of IPO Team Closing Specialist
     •    Copy of IPO Handbook
     •    QuickCert Set Up (if applicable)
     •    Administrative coordination with working group relative to the offering
     •    Attendance at closing, if requested (out of pocket expenses associated with attendance at closing will be billed as incurred)
     •    Electronic delivery of shares to underwriters at the time of closing

     Administrative Services
     •    Annual administrative services as Transfer Agent and Registrar for the common stock of the company
     •    Assignment of relationship manager

    Account Maintenance
     •    Maintain 500 registered shareholder accounts (additional accounts billed at $6.00 each per year)
     •    Create new shareholder accounts
     •    Post and acknowledge address changes
     •    Process other routine file maintenance adjustments
     •    Post all transactions, including debit and credit certificates to the shareholder file
     •    Respond to requests for audit confirmations
     •    Obtain W-9 and W8-BEN certifications
     •    Perform OFAC (Office of Foreign Asset Control) and Patriot Act
          reporting
     •    Obtain tax certifications

     Share Issuance
     •    Design and produce generic stock certificates (subject to the Company providing required information)
     •    Issue, cancel and register shares
     •    Process all legal transfers as appropriate
     •    Combine certificates into larger and/or smaller denominations
     •    Replace lost certificates in accordance with UCC guidelines and
          Transfer Agent's policy (subject to shareholder-paid fee and bond premium)
     •    Place, maintain and remove stop-transfer notations

     Shareholder Communications
     •    Provide company-specific Shareholder contact number;
     •    Provide IVR 24/7 (subject to system maintenance);
     •    Respond to Shareholder inquiries (written, e-mail and web);
     •    Record all Shareholder calls;
     •    Scan and image incoming correspondence from Shareholders;

     Direct Registration System ("DRS")
     •    Register, issue and transfer DRS book-entry shares
     •    Issue DRS statements of holding
     •    Process Web, IVR, telephone and written sale requests for DRS shares
          (sale fees charged to Shareholder), pursuant to the terms and conditions, including applicable fees, of the DRS Sales Facility

     Online Access
     •    Provide Internet access to "Issuer Online," desktop access to corporate and Shareholder information administered by Computershare, which permits data management including running standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range

                                     Page 2

================================================================================

     •    Provide Internet access to "Investor Centre," which provides
          Shareholder account information, transaction capabilities, and downloadable forms and FAQs

     Annual Meeting Services
     •    Prepare a certified full shareholder list as of the annual meeting record date
     •    Address proxy cards for all registered shareholders
     •    Coordinate the mailing of the proxy card, proxy statement, return envelope and Annual Report to all registered Shareholders
     •    Provide affidavit of mailing
     •    Receive, open and exam returned proxy cards
     •    Tabulate returned proxy cards
     •    Maintain ADP link to receive broker/bank vote transmissions
     •    Provide online access to proxy vote status
     •    Provide copies of shareholder comments
     •    Re-mail conflicting vote proxies and improperly executed proxies
     •    Attend annual meeting as Inspector of Election (travel expenses billed as incurred)
     •    Provide Final Vote certification
     •    Prepare a final annual meeting list reflecting how each account has voted on each proposal
     •    Broker search and beneficial or "street holder" distribution (by appraisal)

     Disbursement Services
     •    Receive all funds before or on mail date by 11:00 a.m., Eastern
          Standard Time via Federal Funds Wire, ACH or Demand Deposit Account
          debit
     •    Coordinate the mailing of checks or, upon proper request by a registered shareholder, and provided that funds are on hand at the
          Transfer Agent on or prior to the payment date, make payment to such shareholder through the Automated Clearing House("ACH") (subject to additional fees) in accordance with the instructions provided by the shareholder
     •    Prepare and file Federal Information Returns (Form 1099) of funds paid in a year
     •    Prepare and file State Information Returns of funds paid in a year to shareholders resident within such state
     •    Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from non-resident aliens
     •    Coordinate the mailing of tax forms to shareholders
     •    Replace lost checks
     •    Reconcile paid and outstanding checks
     •    Code "undeliverable" accounts to suppress mailing dividend checks to same
     •    Keep records of accumulated uncashed checks
     •    Perform the following duties as required by the Interest and Dividend
          Tax Compliance Act of 1983:
          •    Withhold tax from shareholder accounts not in compliance with the provisions of the Act
          •    Reconcile and report taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service
          •    Mail to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding
          •    Perform shareholder file adjustments to reflect certification of accounts

     Reinvestment Services
     •    Administer and maintain plan accounts
     •    Establish new participant accounts
     •    Distribute plan literature
     •    Reinvest cash distributions
     •    Provide for ACH investments (subject to additional fees), if applicable
     •    Coordinate the mailings statement to plan participants when activity occurs
     •    Process sale, termination and withdrawal requests (if applicable)
     •    Supply summary reports for each transaction

                                     Page 3

================================================================================

     •    Provide certificate safekeeping (if applicable)

     Global Payments Service
     •    Allow shareholders to elect to receive sale proceeds and payments in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Transfer
          Agent's guidelines (fees paid by Shareholders)

     Direct Filing of Abandoned Property
     •    Coordinate the mailing of due diligence notices to all qualifying
          Shareholder accounts as defined by the State filing matrix
     •    Process returned Due Diligence notices and remit property to
          Shareholders prior to escheatment
     •    Prepare and file Preliminary and Final Abandoned Property Reports
     •    Prepare and file checks for each state covering unclaimed funds as per state requirements
     •    Maintain records of each state filing and update shareholder files accordingly
     •    Issue and file stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
     •    Retain, as required by law or otherwise, records of property escheated to the several States and respond, after appropriate research, to
          Shareholder inquiries relating to same

     Lost Owner/Shareholder Search Services
     •    Perform electronic database searches in accordance with SEC requirements
     •    Update new addresses provided by search firm
     •    Send verification form to Shareholder to validate address
     •    Reissue abandoned property held to Shareholders upon receipt of signed verification form

Additional Services
Items not included in the fees and services set forth in this Schedule including, but not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, restricted stock vestment program, or any services associated with a special project are to be billed separately, on an appraisal basis.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Standard
Services and shall be billed by appraisal. All additional services not specifically covered under this Schedule will be billed by appraisal, as applicable.

Billing Definition of Number of Accounts
For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period. An open account shall mean the account of each Shareholder which account shall hold any full or fractional Shares of stock held by such
Shareholder, outstanding funds, or reportable tax information.

Out-of-Pocket Expenses
In addition to the fees above, the Company agrees to reimburse the Transfer
Agent for reasonable out-of-pocket expenses, including but not limited to postage, forms, telephone, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the
Company.

                                     Page 4

================================================================================

                                   ACCEPTANCE

In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.

Computershare Inc.
and Computershare Trust Company, N. A.         Tortoise Gas and Oil Corporation

On Behalf of Both Entities:

By:                                            By:
   ------------------------------                 ------------------------------

Name:                                          Name:
       --------------------------                   ----------------------------

Title:                                         Title:
        -------------------------                    ---------------------------

This Fee and Service Schedule shall serve as an attachment to the Transfer
Agency and Stock Transfer Services Agreement dated June 19, 2007.

                                     Page 5

================================================================================

                                    Exhibit A
                             Out of Pocket Expenses

Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee and Service Schedule and are billable as incurred.

     •    Postage (outgoing and business reply)
     •    Envelopes
     •    Forms and stationery
     •    Printing
     •    Enclosing (proxy cards, checks, etc.)
     •    Fulfillment (transfer packages, new account packages, DRIP enrollment packages)
     •    Proxy proof set-up
     •    Record retention
     •    Insurance premiums (mailing certificates)
     •    Delivery and freight charges (including overnight delivery; Airborne
          Express, FedEx, etc.)
     •    Destruction of excess/obsolete material
     •    Telephone usage and line expenses
     •    NCOA searches
     •    SAS70 reports

Please Note:

Good funds to cover postage expenses in excess of $10,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $10,000 will be billed as incurred.

                                     Page 6